Exhibit 99.1

Zix Corporation Appoints David Wagner as New CEO

Former President of Entrust will leverage 20 years of security and leadership experience to foster company’s continued growth.

DALLAS — Jan. 19, 2016 — Zix Corporation (ZixCorp), (Nasdaq: ZIXI), a leader in email data protection, announced that David Wagner will serve as the company’s new President and Chief Executive Officer (CEO). Mr. Wagner will also become a member of the Board of Directors.

“In our search for ZixCorp’s new CEO, we pursued a candidate whose experience and character would complement the company’s culture, and whose leadership skills would expand the company’s position as the dominant player in email security. David Wagner is the perfect fit, and we look forward to his future success at ZixCorp,” said Bob Hausmann, Chairman of the Board.

Mr. Wagner joins ZixCorp from Entrust, where he most recently served as President and led the company’s smooth transition after its acquisition by Datacard. During his tenure as Entrust President, Mr. Wagner delivered revenue growth and oversaw the shift of Entrust’s solutions to the cloud. Prior to his role as President, Mr. Wagner served as Chief Financial Officer of Entrust from 2003 to 2013. He also held various leadership roles in finance and accounting at Nortel Networks and Raytheon Systems.

“The security industry is experiencing radical changes. There is an increased awareness of data risks, along with greater emphasis on the cloud and hosted services. ZixCorp is in the solid position of combining a stable business model with industry-leading solutions and a strong partner program. ZixCorp’s innovative cloud-based secure communications services offer an outstanding opportunity for our company and shareholders,” said Mr. Wagner. “ZixCorp’s healthy position in the market is the result of the dedication, vision and leadership of Rick Spurr and his team. I know the Board appreciates his abiding years of service, and I look forward to Rick’s continuing support as a Board member.”

About Zix Corporation

ZixCorp is a leader in email data protection. ZixCorp offers industry-leading email encryption, a unique email DLP solution and an innovative email BYOD solution to meet your company’s data protection and compliance needs. ZixCorp is trusted by the nation’s most influential institutions in healthcare, finance and government for easy to use secure email solutions. ZixCorp is publicly traded on the Nasdaq Global Market under the symbol ZIXI, and its headquarters are in Dallas, Texas. For more information, visit www.zixcorp.com.

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ZixCorp Contacts

Investor Relations Todd Kehrli or Jim Byers (323) 468-2300 zixi@mkr-group.com	Public Relations Taylor Stansbury Johnson (214) 370-2134 tjohnson@zixcorp.com